Exhibit 10.1

DATED

SCIENTIFIC GAMES CORPORATION

and

SCIENTIFIC GAMES INTERNATIONAL HOLDINGS LIMITED

and

SCIENTIFIC GAMES BETEILIGUNGSGESELLSCHAFT MBH

and

WALTER GRUBMUELLER

and

STEPHEN GEORGE FRATER

and

THE TRUSTEES OF WARERO PRIVATSTIFTUNG

and

JEFFERY FREDERICK NASH

AGREEMENT

for the sale and purchase of the

entire issued share capital of each of

Neomi Associates, Inc

and Research and Development GmbH

Berwin Leighton Paisner LLP

Adelaide House London Bridge London EC4R 9HA

tel +44 (0)20 7760 1000  fax +44 (0)20 7760 1111

CONTENTS

1	Definitions and interpretation	1
2	Agreement for sale	9
3	Consideration	9
4	Adjustments to Consideration	10
5	Closing Accounts	11
6	Closing	17
7	Set-off	21
8	Warranties and indemnities by the Sellers	21
9	Warranties by the Buyers	27
10	Assignment and succession	28
11	Post-termination provisions	28
12	Announcements	31
13	Information and further assurance	31
14	Remedies and Waiver	32
15	Contracts (Rights of Third Parties) Act 1999	33
16	Costs	33
17	Termination	33
18	Invalidity	33
19	Counterparts	34
20	Joint and several liability	34
21	Communications	35
22	Sellers’ Guarantee	36
23	Buyers’ Guarantee	38
24	Proper law and agent for process	39
25	Entire Agreement	40
26	Adjustment to Consideration	40
27	Trustee Sellers	40

SCHEDULE 1 Details of the Sellers and Buyers		42
SCHEDULE 2 Details of the Companies		43
SCHEDULE 3 Warranties		47
SCHEDULE 4 Taxation		94
SCHEDULE 5 Seller protection provisions (clause 8)		107
SCHEDULE 6 The Contingent Consideration		111
SCHEDULE 7 Details of the System		119
SCHEDULE 8 Closing Accounts Pro-forma of Closing Accounts		137
SCHEDULE 9		139
Part 1 The Properties		139
Part 2 Schedule of Property Documents to be handed over		141
SCHEDULE 10 IP Assignments		144

DATED

PARTIES

1		SCIENTIFIC GAMES CORPORATION a company incorporated in Delaware whose office is 750 Lexington Avenue, 5th Floor, New York, NY 10022 (“SGC”);

2	Sellers	the persons whose names and addresses are set out in column 1 of schedule 1; and

3	Buyers	the persons whose names and addresses are set out in column 5 of schedule 1.

OPERATIVE PROVISIONS

1                 Definitions and interpretation

1.1              In this agreement, the following definitions apply:

Accounts	the Management Accounts and the Audited Accounts;

Adjustment Estimate	(£20,821,750) (negative twenty million, eight hundred and twenty one thousand, seven hundred and fifty pounds sterling);

Adjusted Net Assets

the amount of the net assets of the Group as at 31 December 2005 less the amount of certain incurred liabilities (the nature of which liabilities are set out in the Closing Accounts) by the Group since 31 December 2005 up to the date of Closing as agreed or determined in accordance with clause 5 which, for the purposes of Closing, have been estimated as (£20,821,750) (negative twenty million, eight hundred and twenty one thousand, seven hundred and fifty pounds sterling);

Associate	(a)	(in relation to an individual):

(i)	a relative, that is the individual’s issue, step-child, spouse, civil partner, brother, sister or parent;

(ii)	a company which is, or may be, controlled (within the meaning given in s840 ICTA) by the individual or a relative (as defined in (i) above), or by two or more of them; and

(b)

(in relation to a company) a subsidiary undertaking or parent undertaking of the company, and any other subsidiary undertaking of any parent undertaking of the company, “parent undertaking” and “subsidiary undertaking” having the same meanings as in s258 CA1985;

Audited Accounts

the audited balance sheets, as at 31 March 2004 and 31 March 2005, and the audited profit and loss accounts for the financial years ended on 31 March 2004 and 31 March 2005 of Global Draw and the audited balance sheets as at 31 December 2004 and 31 December 2005 and the audited profit and loss accounts for the financial years ended on 31 December 2004 and 31 December 2005 of Research and Development GmbH, including, in each case, the directors’ report and notes (“financial year” being determined in accordance with s223 CA1985);

Business Day	a day (other than a Saturday or Sunday) on which the clearing banks in the City of London are open for business;

Buyers’ Accountants	Deloitte & Touche LLP, Athene Place, 66 Shoe Lane, London EC4A 3BQ;

Buyers’ Solicitors	Berwin Leighton Paisner LLP, Adelaide House,

London Bridge, London EC4R 9HA;

CA1985	Companies Act 1985;

Closing	completion of the purchase of the Shares in accordance with clause 6;

Closing Accounts	the accounts of the Group as at 31 December 2005 as prepared, adjusted and agreed or determined in accordance with clause 5;

Companies

Neomi, the Subsidiaries and Research and Development GmbH (details of each of which are set out in schedule 2) and references to “the Company” shall in the Warranties and, unless the context otherwise requires, elsewhere in this agreement be deemed to be a reference to each and all of such companies;

Companies Acts	CA1985, the former Companies Acts (within the meaning of s735(1) CA1985) and the Companies Act 1989;

Consideration	the consideration payable for the Shares as set out in clause 3.1;

Consultancy Agreements	means the consultancy agreement between the Guarantor and Scientific Games Holdings Limited and each of Claus Peter Paula and Werner Ettle and Scientific Games International Holdings Limited;

Contingent Consideration	has the meaning ascribed to it in clause 3.1.3;

Deferred Tax	has the meaning ascribed to it in schedule 4;

Disclosure Documents	means the documents annexed to the Disclosure Letter and listed in the schedules to the

Disclosure Letter;

Disclosure Letter	the disclosure letter dated with the same date as this agreement from the Sellers to the Buyers relating to the Warranties;

Employment Contracts

the employment contracts to be entered into by each of Stephen Frater, Jeffery Nash, Lee Morton, Mark Wilkinson, Barry Stapely with Global Draw, Paul Jenkins with Pagoda, each of Thomas Eckersdorfer, Stefan Allmer and Beata Sadowska with Research and Development GmbH;

Estimated Incurred Liabilities

(£23,913,593) (negative twenty three million, nine hundred and thirteen thousand, five hundred and ninety three pounds sterling) being the estimate of certain liabilities (the nature of which has been agreed by the Sellers and the Buyers) incurred since 31 December 2005 by the Group net of tax credit received or to be received under clause 5.2.4;

Estimated Net Asset Value	£3,091,843 (three million, ninety one thousand, eight hundred and forty three pounds sterling) being the estimate of the net assets of the Group as at 31 December 2005;

FOBTs	fixed odds betting terminals;

FRS	a financial reporting standard issued or adopted by The Accounting Standards Board Limited;

Global Draw	Global Draw Limited;

Group	all the Companies (details of each of which are set out in schedule 2);

Guarantor	Walter Grubmueller, one of the Sellers;

HMRC	Her Majesty’s Revenue and Customs (which shall include its predecessors, the Inland Revenue and HM Customs and Excise);

ICTA	has the meaning ascribed to it in schedule 4;

Initial Consideration	the sum of the amounts set out in clauses 3.1.1 and 3.1.2;

Intellectual Property Rights

all copyright and rights in the nature of copyright, database rights, design rights, patents, rights in inventions, supplementary protection certificates, petty patents, utility models, semi-conductor topography rights, plant variety rights, trade marks (including all goodwill in them) and domain names, registrations and applications for registration of any of the above, moral rights, know-how, confidential information, and any other intellectual or industrial property rights, whether now known or in the future arising, and whether subsisting in the United Kingdom or any other part of the world;

IP Assignments	the assignments of Intellectual Property Rights listed in schedule 10;

Management Accounts	the unaudited consolidated management accounts of the Group for the period from 1 April 2005 to the Management Accounts Date;

Management Accounts Date	31 December 2005;

Neomi	Neomi Associates, Inc;

Neomi Shares	the entire issued share capital of Neomi, being 100 issued ordinary shares of $1 each of the Company;

Net Assets	has the meaning given to it in clause 5.3;

Omnibet	Omnibet Limited;

Pagoda	Pagoda Leisure Limited;

Pagoda Shares	the 10 issued ordinary shares of £1 each in Pagoda held by Stephen Frater;

Pro-forma EBITDA model	the pro-forma EBITDA model signed by or on behalf of the Sellers and the Buyers for the purposes of identification;

Properties	the properties of the Group shortly described in Part 1 of schedule 9 and Property is a reference to one of them;

Property Documents	the lease agreements relating to Green Lane (London), 55 and 56 Elizabeth Gardens and Austrian office spaces;

R&D Share	the entire issued share capital of Research and Development GmbH, being one issued ordinary share of the Company;

Scrivan	Scrivan Properties Limited;

SDLT	has the meaning ascribed to it in Schedule 4;

Sellers’ Accountants	E C Brown & Batts, Delta House, 175-177 Borough High Street, London SE1 1XP;

Sellers’ Solicitors	Shearman & Sterling (London) LLP, 9 Appold Street, Broadgate West, London EC2A 2AP;

Service Agreements	has the meaning ascribed to it in the Tax Deed;

Shares	the Neomi Shares, the Pagoda Shares and the R&D Share;

SSAP	a statement of standard accounting practice adopted by The Accounting Standards Board Limited;

Subsidiaries	the Subsidiary Undertakings of Neomi as at the date of this agreement, being Global Draw and Pagoda;

Subsidiary Undertaking	as defined in s258 CA1985;

TCGA	Taxation of Chargeable Gains Act 1992;

Tax Deed	a deed relating to Taxation;

Taxation or Tax	references to Taxation or Tax (including references which form part of a defined expression) are to Tax as defined in the Tax Deed;

Trustee Sellers	the trustees of Warero Privatstiftung, a trust, being Rodriguez de Grubmueller, Mag. Romana Prinz and Mag. Thomas Wladika;

UK GAAP	generally accepted accounting principles used to prepare financial statements of companies in the United Kingdom;

US GAAP	generally accepted accounting principles used to prepare financial statements of companies in the United States of America; and

Warranties	the warranties of the Sellers contained in schedules 3 and 4 of this agreement.

1.2              A reference to a statutory provision includes a reference to:

1.2.1                    a statutory amendment, consolidation or re-enactment made before the date of this agreement;

1.2.2                    statutory instruments or subordinate legislation or orders made under the statutory provision before the date of this agreement; and

1.2.3                    statutory provisions of which the statutory provision is an amendment, consolidation or re-enactment;

but does not include a substituted provision.

1.3              References to a statutory provision or to a legal or accounting principle applying in England and Wales shall, where the context requires, be replaced by references to the nearest corresponding provision or principle in the local jurisdiction and references to a governmental, local governmental or administrative authority or agency shall be replaced by references to the nearest equivalent governmental, local governmental or administrative authority or agency in that jurisdiction.

1.4              Reference to:

1.4.1                    a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporate);

1.4.2                    a statutory or regulatory body shall include its successors and any substituted body;

1.4.3                    an individual includes, where appropriate, his personal representatives;

1.4.4                    the singular includes the plural and vice versa; and

1.4.5                    one gender includes all genders.

1.5              Unless otherwise stated, a reference to a clause, sub-clause or schedule is a reference to a clause or sub-clause of, or schedule to, this agreement and a reference to this agreement includes its schedules.

1.6              Clause headings in this agreement and in the schedules are for ease of reference only and do not affect its construction.

1.7              In construing this agreement the so-called ejusdem generis rule does not apply and accordingly the interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

1.8              The expression “on an after Tax basis” means, in relation to an indemnity, after taking into account, in calculating the amount due in respect of such indemnity, the treatment for the recipient’s Taxation purposes of the receipt of a payment pursuant to such indemnity, to the intent that the recipient shall not be placed in any better or worse position than it would have been had the liability giving rise to the indemnity not arisen.

2                 Agreement for sale

2.1              The Sellers agree to sell the Shares (with full title guarantee) free from encumbrances and the Buyers agree to purchase or procure the purchase by an Associate of the Buyer of the Shares with all rights attaching to them in each case in the amounts set out opposite their respective names in schedule 1 and with effect from Closing.

2.2              The Sellers waive all pre-emption rights and other rights of first refusal in relation to any of the Shares, whether under the constitutional documents of the Companies or otherwise.

3                 Consideration

3.1              The purchase consideration for the Shares shall be the sum of the Initial Consideration and the Contingent Consideration, calculated as follows:

3.1.1                    £105,442,466 (one hundred and five million, four hundred and forty two thousand, four hundred and sixty six pounds sterling); plus

3.1.2                    the Adjusted Net Assets; plus

3.1.3                    such sum (if any) as is payable in accordance with and subject to clause 3.3 (the “Contingent Consideration”).

3.2              That part of the Initial Consideration set out in clause 6.6 shall be paid at Closing in cash.

3.3              The Contingent Consideration shall be calculated and paid in accordance with the terms of schedule 6.

3.4              The Buyers shall be responsible for procuring the payment of the Consideration and the Sellers have agreed that the Initial Consideration is to be shared between themselves in the amounts and/or proportions set out opposite their respective names in schedule 1 or as the Sellers shall direct and that the Contingent Consideration is to be paid only to the Guarantor.  Any payment of an amount of Initial Consideration by a Buyer shall be made to the account of the Sellers’ Solicitors with Barclays Bank PLC, 1 Churchill Place, London E14 5HP, Sort Code 20-00-00, and account number 50751227, SWIFT: BARCGB22, IBAN: GB39 BARC 2000 2000 7512 27 which shall constitute a discharge of the Buyers’ obligation to pay such amount and the Buyers shall not be concerned as to the application of the Consideration between the Sellers.  Any payment of an amount of Contingent Consideration shall be made to the account of the Sellers’ Solicitors as detailed above which shall constitute a discharge of the Buyers’ obligation to pay such amount.

4                 Adjustments

4.1              If the amount of the Adjusted Net Assets is a number below the Adjustment Estimate, the amount payable under this agreement shall be reduced by the difference between the Adjustment Estimate and the Adjusted Net Assets.

4.2              If the amount of the Adjusted Net Assets is a number above the Adjustment Estimate, the amount payable under this agreement shall be increased by the difference between the Adjustment Estimate and the Adjusted Net Assets.

4.3              Subject to clause 4.6, the Sellers are liable to pay the amount of any reduction resulting from clause 4.1 to the Buyers in cash (including interest on such sum which shall accrue at the rate of 4.14 per cent. per annum calculated from the date of closing to the date of payment) within 14 days after the Adjusted Net Assets have been agreed or determined.

4.4              Subject to clause 4.6, the Buyers are liable to pay the amount of any increase resulting from clause 4.2 to the Sellers in cash (including interest on such sum which shall accrue at the rate of 4.14 per cent. per annum calculated from the date of closing to the date of payment) within 14 days after the Adjusted Net Assets have been agreed or determined provided that no increase shall be made in respect of any credit for any corporation tax deduction in Global Draw in respect of the transfer of Neomi Shares to Jeffery Nash and Stephen Frater until such corporation tax deduction is available in Global Draw.

4.5              On agreement or determination of the Closing Accounts pursuant to clause 5, the Buyers shall by means of electronic funds transfer to the account of the Sellers’ Solicitors (details of which are set out in clause 3.4) the sum of £5,000,000 being part of the Initial Consideration not paid on closing.

4.6              Any payments due and payable in accordance with clauses 4.1 or 4.2 (including any interest thereon calculated pursuant to clauses 4.3 or 4.4) shall be added to or set off from the amount set out in clause 4.5.

5                 Closing Accounts

5.1              The Closing Accounts shall be prepared by employing the pro forma balance sheet set out in schedule 8 (an initial draft of which has been signed for the purposes of identification by or on behalf of the parties to this agreement on the date of this agreement) and in particular in accordance with the accounting principles, standards and policies used in the preparation of:

5.1.1                    the latest Audited Accounts or, to the extent that the same do not provide adequate guidance or specific accounting treatments;

5.1.2                    the Management Accounts;

in each case to the extent consistent with UK GAAP and otherwise in accordance with UK GAAP.

5.2              The Closing Accounts shall be prepared:

5.2.1                    to include all known assets of the Group save for the following which shall not be regarded as assets of the Group and which shall be excluded:

(a)                     any amounts receivable from Scrivan unless such amounts are repaid by Scrivan prior to Closing; and

(b)                     any amounts due or owing from trade and other debtors as at 31 December 2005 which have not been settled in full in cash; and

5.2.2                    to provide in full for all liabilities of the Group including without limitation:

(a)                     the amounts paid or agreed prior to the date of Closing to be paid to any employee or consultant of the Group (including Stephen Frater, Barry Stapely and Jeffery Nash) by way of bonus or exceptional pension contribution together with all costs incurred by the Group in connection with the engagement of Jeffery Nash, other than in respect of Jeffery Nash’s monthly retainers (except an amount of up to £12,000 in aggregate which will be assumed by the Buyer in respect of the monthly retainers of Jeff Nash for each of January, February and March 2006) together with any employer’s national insurance contribution payable by Global Draw in respect of the transfer of the Neomi Shares pursuant to this agreement owned by Stephen Frater and Jeffery Nash;

(b)                     any accounting, legal or other costs, fees (including professional fees), expenses, commissions or liabilities:

(i) incurred or to be incurred by the Group in connection with this agreement or the entry into or performance of the transactions or arrangements contemplated by it including the costs of the preparation and determination of the Closing Accounts; or

(ii) incurred or to be incurred by the Group and/or the Buyer or its Associates in relation to the IP Assignments but only to the extent that such costs do not exceed the sum of £25,000,

but excluding (i) any costs incurred by a member of the Group to the extent that the Buyers agree in writing that the costs relating to such matters need not be taken into account in the Closing Accounts; or (ii) any costs relating to the closure of the online sports betting business of Omnibet but only to the extent that such costs do not exceed the sum of £100,000;

(c)

any sums which were due as rent but which have not been paid in respect of leases of the Properties (including service charge and insurance rents);

(d)

all borrowings, indebtedness in the nature of borrowings or any other interest-bearing liability (including without limitation sums payable under finance leases, hire purchase agreements or similar obligations), financing liabilities and Tax liabilities (including without limitation Deferred Tax);

(e)

all costs incurred prior to Closing or budgeted or reasonably likely to be incurred at any time in connection with

(i)

the completion and fit out of the Group’s premises at Green Lane, London and the extension of the Group’s premises in Vienna, Austria;

(ii)

any costs relating to any dilapidations with regard to any of the Properties;

(iii)

all arrear rent in respect of the Properties up to and including 31 December 2005;

(iv)

any SDLT payable (including any fees, interest or penalties incurred in respect thereof);

(v)

the commissioning of any plant and equipment (including the rear warehouse boiler);

(vi)

repairs to any boundary feature (including fencing);

(vii)

the remedying of any breach under current fire regulations and the obtaining of a current and valid fire certificate; and

(viii)

the remedying of any breach under current building regulations and the obtaining of any necessary building regulation approval and building regulation completion certificate,

in the case of each of (iv) to (viii) above in connection with the Group’s premises at Green Lane, London;

(f)

the amount of any distributions or dividends (whether of cash or assets) made prior to Closing;

(g)

the amount of any payments made or costs or liabilities which prior to Closing are incurred or agreed to be incurred other than in the ordinary course of business other than in respect of the cessation of the Group’s business in Kosovo, Bosnia and Serbia;

(h)

any cost or liability suffered by a member of the Group or the Buyers or their Associates on account of a breach of the Warranties (as if the provisions of schedule 5 did not apply) or the warranties of the Sellers contained in clause 8;

(i)

the amount of any reasonable payments, costs or liabilities incurred by a member of the Group or the Buyers in respect of acquiring or remedying any IP licences necessary to operate the business of the Group as at Closing;

(j)

£191,000 representing the amount of withholding taxes incurred by the Group in respect of the transfer of IPRs from Cyberpark Middle East FZ-LLC to the Group;

(k)

£537,500 as at 31 December 2005 plus any further amount accrued thereon in respect of a payable from Global Draw to the Guarantor relating to his consultancy arrangements, together with any other amount owed by any member of the Group to the Guarantor;

(l)                                                             the amount of any reasonable payments, costs or liabilities incurred by a member of the Group or the Buyers in respect of the preparation of the Tax returns and associated correspondence for all accounting periods ending on or before Closing;

5.2.3                    so as to give credit for any capital introduced to the Group;

5.2.4                    so as to give credit or debit for any Tax benefit or liability (as the case may be) actually received or payable by any member of the Group in respect of any of the matters set out in clauses 5.2.2 or 5.2.3.  To the extent that credit has been given for a Tax benefit which is not subsequently realised or retained by any of the Companies, the Sellers shall pay to the Buyers an amount equal to the amount of the credit upon written request by the Buyers;

5.2.5                    so that (subject to clause 5.2.2(b)) the economic earnings of Omnibet from 1 January 2006 up to and including Closing, shall accrue for the benefit of the Buyers;

5.2.6                    so that a loan account (“Account”) for the benefit of the Guarantor in the amount of £21,196,182 will be set off against a receivable due to Scrivan of £5,438,550 to make a full and final payment of £15,707,632 by the Group to the Guarantor in respect of the Account;

5.2.7                    so that, as at 31 December 2005, intercompany receivables and payables are offset and recorded in the consolidation column within the consolidated accounts of the Group against the relevant companies to which they apply; and

5.2.8                    so that from 1 January 2006 up to and including Closing, Group funding arrangements between Omnibet and Jackpot Dream Limited will be settled in cash as part of the Closing Accounts.

5.3              The balance sheet in the Closing Accounts shall be presented in the form of the pro forma balance sheet included in schedule 8 and the “Net Assets” shall be the aggregate consolidated value of the current assets of the Group minus the aggregate consolidated value of all liabilities of the Group as shown on that balance sheet.

5.4              The Buyers shall procure the preparation by the Buyers’ Accountants of a draft of the Closing Accounts and a draft statement as to the Net Assets and the delivery of the drafts to the Sellers or the Sellers’ Accountants within 105 days of Closing.  If so requested by the Buyers’ Accountants, the Sellers shall and shall procure that the Sellers’ Accountants shall render all necessary assistance in the preparation of the Closing Accounts.

5.5              The Sellers shall review the drafts delivered by the Buyers’ Accountants under clause 5.4 and shall instruct the Sellers’ Accountants to deliver to the Buyers and the Buyers’ Accountants, within 30 days of the delivery of the drafts a report setting out any matters of disagreement with the drafts. In the absence of a report within that period, the drafts shall be deemed to be agreed by both parties.  All the items in the drafts (if no report is delivered within the applicable time limit) or (if a report is delivered) all the items which are not specified in the report as being subject to disagreement, shall be deemed to be agreed by the parties. In order to enable the Sellers to review and consider the drafts, the Buyers will procure that all books and records of the Group are made available to the Sellers and the Sellers’ Accountants solely for that purpose.

5.6              The Buyer shall give to the Sellers and their advisers, and shall procure that the Company gives all such information and assistance, including access to premises and personnel within the Buyers’ control and opportunity to examine and (at the Sellers’ expense) copy relevant documents and records of the Company which are within the Buyers’ control, in each case for the purpose of evaluating the draft of the Closing Accounts.

5.7              If, within 14 days of the delivery to the Buyers of the report referred to in clause 5.5, there remains an outstanding dispute with respect to the Closing Accounts or the calculation of the Net Assets, the dispute shall be referred to a firm of chartered accountants, nominated jointly by the Sellers and the Buyers or, failing nomination within 14 days after request by either the Sellers or the Buyers, nominated at the request of either party by the president of the Institute of Chartered Accountants in England and Wales or any successor institute.  The firm shall be instructed to prepare as soon as practicable a determination of the Net Assets having regard to the draft Closing Accounts and statement as to Net Assets and the report referred to above. The firm shall act as experts and not as arbitrators and their decision (in the absence of manifest error) shall be final and binding on the parties.  Their fees shall be payable by the Sellers and the Buyers in such proportions as the firm determines.

6                 Closing

6.1              Closing shall take place at the offices of the Buyers’ Solicitors immediately following execution of this agreement.

6.2              The Sellers shall deliver to the Buyers:

6.2.1                    completed and signed transfers of the Shares, in favour of the relevant Buyer specified in schedule 1, or as it directs, together with the relative share certificates;

6.2.2                    the Tax Deed executed by the Sellers;

6.2.3                    duly executed originals of:

6.2.3.1             the IP Assignments; and

6.2.3.2             the Consultancy Agreement executed by Walter Grubmueller and Employment Contracts executed by Stephen Frater and Jeffery Nash and such other Consultancy Agreements and Employment Contracts as shall have been executed by the relevant individuals on or before the date of this document;

6.2.3.3             evidence to the satisfaction of the Buyers that Tote Bookmakers Limited (“Tote”) has consented to the change of control effected by this agreement;

6.2.3.4             completed and signed transfers of the entire issued share capital of each of Jackpot Dream Limited, The Global Draw Kosova SH.p.k. and Omnibet to the Guarantor;

6.2.3.5             the signed Audited Accounts for the financial year ended 31 March 2005;

6.2.3.6             evidence to the satisfaction of the Buyers of the termination of the consultancy agreement between Dog and Bone Properties Limited, Global Draw and Jeffery Nash;

6.2.3.7             the Property Documents; and

6.2.3.8             the contracts between Pagoda and each of the seven bookmakers in relation to the greyhound business.

6.2.4                    resignations of the directors and secretary of each Company other than Stephen Frater, executed as a deed, each containing an acknowledgement that he has no claim in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other ground;

6.2.5                    the resignation of the auditors of each Company confirming that they have no outstanding claims and in the case of Global Draw and Pagoda only containing a statement under s394(1) CA1985 that there are no such circumstances as are mentioned in that section;

6.2.6                    a confirmation, executed as a deed by each of the Sellers, that:

6.2.6.1               there are no subsisting guarantees, indemnities or similar arrangements given by a Company in favour of that Seller or his Associates;

6.2.6.2               neither that Seller nor his Associates is indebted to a Company;

6.2.6.3               there are no amounts owing to that Seller or his Associates by a Company;

6.2.7                    a certified copy of any power of attorney under which this agreement or any of the transfers or other documents referred to in this clause 6.2 has been executed on behalf of any Seller and evidence satisfactory to the Buyers of the authority of any person signing on behalf of any corporate entity; and

6.2.8                    any other document required by the relevant laws of regulations of the relevant Company to effect the matters set out in this clause 6.

6.3              The Sellers shall deliver or make available to the Buyers:

6.3.1                    the statutory books or equivalent of the Companies (which shall be written up to but not including the Closing), their certificates of incorporation and common seals or equivalent (if any);

6.3.2                    deeds of release and discharge (or undertakings to provide deeds of release and discharge in terms satisfactory to the Buyers) in respect of all charges and guarantees entered into by a Company duly executed by those entitled to the benefit of such charges and guarantees together with Form 403a executed on behalf of each Company in relation to any charges appearing on the register of charges of the Company at Companies House (including, without limitation, the charge(s) specified in schedule 2);

6.3.3                    the documents of title relating to shares and other securities owned by each member of the Group;

6.3.4                    statements of the bank accounts of each Company to a date which is not more than two Business Days before Closing together with a reconciliation statement to Closing of the same, and the appropriate forms to amend, in such manner as the Buyers require, the mandates given to the relevant bank (each form to be duly signed by the mandate holders as at Closing);

6.3.5                    a legal opinion of Morgan & Morgan in relation to Neomi;

6.3.6                    a legal opinion of Morgan & Morgan in relation to Scrivan including its capacity to enter into the Property Documents;

6.3.7                    a legal opinion of RA Dr Helmut Grubmuller in relation to the Trustee Sellers;

6.3.8                    duly executed forms SDLT 1 and 4 in relation to the lease at Green Lane; and

6.3.9                    the originals of all titles deeds and documents, leases and licences in relation to the Properties as set out in Part 2 of schedule 9.

6.4              The Sellers shall procure that a board meeting of each Company is held at which:

6.4.1                    such persons as the Buyers nominate are appointed additional directors;

6.4.2                    the transfers referred to in sub-clause 6.2.1 are approved (subject to stamping);

6.4.3                    the resignations referred to in sub-clauses 6.2.4 and 6.2.5 are submitted and accepted.

6.5              The Buyers shall deliver to the Sellers:

6.5.1                    the Tax Deed executed by the Buyers; and

6.5.2                    a copy of the minutes of duly held meetings of the directors of the Scientific Games International Holdings Limited authorising the execution of this Agreement.

6.6              Upon completion of the matters referred to in clauses 6.2 to 6.5, the Buyers shall pay by means of electronic funds transfer to the account of the Sellers’ Solicitors (details of which are set out in clause 3.4) the sum of £79,620,716 (seventy nine million, six hundred and twenty thousand, seven hundred and sixteen pounds sterling) being the aggregate of:

(i)                       the sum payable pursuant to clause 3.1.1;

(ii)                      the Adjustment Estimate; and

(iii)                     negative £5,000,000.

6.7              The Buyers shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this agreement.

6.8              The Buyers may waive the requirements contained in clauses 6.2 to 6.5 either unconditionally or subject to the condition that any of the Sellers give, on Closing, a written indemnity or undertaking to the Buyers in such form as the Buyers require.

6.9              If any of the transactions set out in clauses 6.2 to 6.5 does not take place as provided, the Buyers may without prejudice to their other remedies:

6.9.1                    defer Closing for up to 20 days, provided that such deferral may occur only once;

6.9.2                    proceed to Closing as far as practicable (without limiting its rights under this agreement); or

6.9.3                    either immediately or following the deferral (if the transactions have still not taken place) rescind this agreement.

6.10            The Sellers hereby undertake to the Buyers to procure that such of the Consultancy Agreements and Employment Agreements as are not delivered on Closing are duly executed by the relevant individuals promptly after the date of this agreement, and in any event within thirty days following Closing.

7                 Set-off

7.1               If a Buyer, the Company or any Associate of a Buyer or the Company makes a claim for breach of or a payment under this agreement or under the Tax Deed or any other agreement entered into in connection with this agreement, the Buyer, Company or Associate of the Buyer or the Company (as the case may be) may retain the aggregate amount claimed against the Contingent Consideration pending settlement of the claim.  The amount so retained may be set-off in or towards satisfaction of the claim without affecting the other remedies of the Buyers for the purpose of recovering amounts due to them from the Sellers.

8                 Warranties and indemnities by the Sellers

8.1              Subject to the provisions of schedule 5, the Sellers warrant to the Buyers that:

8.1.1                    the statements in schedule 3 are accurate; and

8.1.2                    the statements in schedule 4 are accurate.

8.2              The Sellers warrant to the Buyers that:

8.2.1                    each Seller has the power to enter into and perform this agreement and the Tax Deed which constitute, or when executed will constitute, binding obligations on each of them in accordance with their respective terms and each of them shall comply with such terms;

8.2.2                    the share capitals of the Companies as set out in schedule 2 constitute the whole of the allotted and issued share capitals of the Companies, are fully paid up and have been duly authorised and validly issued and no share capital of any Company is subject to any encumbrance, warrant, options, calls or other rights calling for the purchase of shares or interest therein;

8.2.3                    each relevant Company is the sole legal and beneficial owner or is licensee of all Intellectual Property Rights in, or relating to use of, the games set out in schedule 7, and the Disclosure Letter sets out material particulars of all licences to or from the Company (other than between the Companies) in respect of such Intellectual Property Rights;

8.2.4                    schedule 7 lists all games which are used in the conduct of the Company’s business;

8.2.5                    the Shares are owned by the Sellers free from encumbrances, warrants, options, calls or other rights calling for the purchase of any of the Shares and the Sellers will be entitled to transfer the ownership of the Shares to the Buyers on the terms of this agreement without the consent of a third party;

8.2.6                    the Company has never had any Subsidiary Undertakings other than Krullind Limited (company no. 1206185), Greatmark Limited (company no. 3064024), Jackpot Dream Limited (company no. 4324743), Omnibet Limited (company no. C36732) and The Global Draw Kosova SH.p.k. (company no. 70308488) and the other members of the Group as set out in schedule 2;

8.2.7                    the information in schedule 2 is accurate;

8.2.8                    the Company has no borrowings, indebtedness in the nature of borrowings or any interest-bearing or financing liability including but not limited to sums payable under finance leases, hire purchase agreements or similar obligations;

8.2.9                    neither the Company nor any of its representatives has corruptly or illegally offered or given, and no person has otherwise corruptly or illegally offered or given on behalf of the Company, anything of value to:

8.2.9.1               any official of a governmental body, any political party or official thereof or any candidate for political office;

8.2.9.2               any member of any governmental body; or

8.2.9.3               any other person,

in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a governmental body or candidate for political office, in each case for the purpose of the following:

8.2.9.4             influencing any action or decision of such person, in his or her official capacity, including a decision to fail to perform his or her official function;

8.2.9.5             inducing such person to use his or her influence with any governmental body to affect or influence any act or decision of such governmental body to assist the Company in obtaining or retaining business for, or with, any governmental body; or

8.2.9.6             where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any person.

8.2.10                  there have been no false or fictitious entries made in the books or records of the Company relating to any illegal payment or secret or unrecorded fund and the Company has neither established nor maintained a secret or unrecorded fund;

8.2.11                  no equity interests in either the Sellers or the Company have been issued in exchange for the provision of any official benefit of the type set forth in sub-clauses 8.2.9.4 to 8.2.9.6 above;

8.2.12                  appropriate safeguards have been implemented by the Company, including firewall and customer acceptance procedures, to ensure that no wager is processed by the Company from a jurisdiction which prohibits wagering or the transmission of wagering information to the Company;

8.2.13                  so far as the Sellers are aware, the business operations of the Sellers and the Company do not by their nature and actual operation lend themselves to the laundering of money in violation of any applicable law (including any United States anti-money laundering statute or regulation); and

8.2.14                  the online sports betting business carried on by Omnibet has been discontinued prior to the date of this agreement.

8.3              The Warranties shall be qualified by reference to and are given subject to any information fairly disclosed by the Disclosure Letter but no matter shall be treated as having been fairly disclosed unless the Disclosure Letter includes sufficient details of the relevant matter, event or circumstance to enable the Buyers reasonably to evaluate the purpose and effect of the disclosure including the likely associated cost or liability where possible.

8.4              Each of the Warranties is without prejudice to the other Warranties and, except where expressly stated otherwise, no clause governs or limits the extent or application of the other clauses.

8.5              None of the information supplied by the Company, its officers, employees or its professional advisers to the Sellers, or their representatives or advisers, in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company, shall be deemed a representation to the Sellers as to its accuracy, and the Sellers shall not without the Buyers’ prior written consent make a claim against the Company, its officers, employees or professional advisers in respect of such information. Nothing in this clause 8.5 shall prevent the Sellers from making or pursuing a claim or action in relation to fraud or dishonesty.

8.6              The Sellers undertake to the Buyers (for each of them and as trustees for the Company) to indemnify them and the Company against:

8.6.1                    diminution in the value of the assets of any Company, and payments necessarily made or required to be made by a Buyer or a Company, as a result of or in connection with a breach of the warranties (including those warranties set out in schedules 3 and 4 of this agreement) which are contained in this agreement or required to put the Companies in the position in which it would have been had there been no breach of such warranties;

8.6.2                    any costs, claims, losses, actions, proceedings or Tax suffered by the Buyers or the Company in connection with:

8.6.2.1               any corporate reorganisation or transfer of shares or assets (including without limitation any transfer of shares or assets between members of the Group or by the Guarantor including (but without limitation) any transfer of shares or assets in Jackpot Dream Limited,

The Global Draw Kosova SH.p.k or Omnibet) prior to Closing but only to the extent that the same result directly from such corporate reorganisation or transfer; or

8.6.2.2         the Global Draw Limited Retirement Benefits Scheme (the “SSAS”) apart from any contributions paid to the SSAS with the express agreement of any member of the Group making the payment; or

8.6.2.3         the indemnities given pursuant to (i) an agreement for the sale of a telephone and credit betting business carried on by Krullind Limited (“Krullind”) between Krullind and Pagoda; (ii) an agreement for the sale of the entire issued share capital of Krullind between, among others, Neomi and Ladbrokes Limited (“Ladbrokes”) (the “Krullind SPA”); and (iii) an agreement for the sale of the entire issued share capital of Greatmark Limited between Neomi and Ladbrokes (the “Greatmark SPA”); or

8.6.2.4         the warranties given pursuant to the Krullind SPA; or

8.6.2.5         any matter arising in connection with the online sports betting business carried on by Omnibet referred to in clause 5.2.2(b); or

8.6.2.6         any actual, threatened or pending application or enforcement of those provisions of the agreements or arrangements between any member of the Group and each of Coral Racing Limited and Tote relating to:

(a)           the retention of the Guarantor and/or Stephen Frater in a key managerial role within the Group (provided such indemnity shall not apply in circumstances where the relevant person ceases to retain such a key managerial role for any reason proven to be wholly outside of such person’s control); or

(b)           the right of first refusal and/or obligation of any member of the Group to offer new products or services to Tote and/or any exclusivity arrangements between any member of the Group and Coral Racing Limited;

8.6.2.7         and any costs and expenses incurred by Global Draw relating to building works at Green Lane, London; and

8.6.3                    the costs and expenses reasonably incurred by the Buyers or the Company as a result of a breach referred to in clause 8.6.1 or circumstance contemplated in clause 8.6.2.

8.7              The indemnity in clause 8.6 is given on an after Tax basis and is without prejudice to any other rights of the Buyers in relation to the breach or circumstance.

8.8              If the Buyers become aware that any claim has been made against any member of the Group by a third party after Closing which is likely to result in the Buyers being entitled to make a claim against the Sellers in respect of a breach of clause 8.6.2 or for a breach of Warranty except to the extent that such matters are dealt with in the Tax Deed:

8.8.1                    the Buyers shall give notice of such claim to the Sellers as soon as reasonably practicable and shall procure that the relevant member of the Group shall give the Sellers all reasonable facilities to investigate any such claim including access to books and records of the member of the Group which are within the Buyers’ control.  Failure to give such notice as soon as reasonably practicable shall not prevent the Buyers from making the relevant claim, but the Sellers shall not be liable to the Buyer in respect of such claim to the extent that the amount of it is increased, or is not reduced, as a result of such failure;

8.8.2                    the Buyers shall not make (and shall procure that no member of the Group shall make) any admission of liability, agreement or compromise with any person, body or authority in relation to that third party claim without prior consultation with the Sellers;

8.8.3                    the Buyers shall cause the relevant member of the Group to take such action as the Sellers shall reasonably request to avoid, resist, dispute, appeal, defend or compromise any such claim (subject to the relevant member of the Group being entitled to employ its own legal advisers and being indemnified and secured to its reasonable satisfaction by the Sellers against all losses, costs, damages and expenses, including those of its legal advisers, incurred in connection with such claim) save that it shall be deemed to be unreasonable for the Buyers to be obliged to take any action which would in the reasonable opinion of the Buyers be materially prejudicial to the bona fide commercial interests of any member of the Group; and

8.8.4                    the Buyers shall cause the relevant member of the Group to consult as fully as is reasonably practicable with the Sellers as regards the conduct of any proceedings arising out of such claim.

8.9              Where any statement is qualified by the expression ‘so far as the Sellers are aware’ or ‘to the best of the Sellers’ knowledge, information or belief’ or similar expression, the Sellers shall be deemed to be aware of all matters of which they are or would have been aware having made all reasonable enquiries of Graeme Coombes, Lee Morton, Reema Bart Bhonot, Mark Wilkinson, Barry Stapely, Paul Jenkins, Claus Peter Paula, Werner Ettle, Thomas Eckersdorfer, Stefan Allmer and Beata Sadowska, together with the Sellers’ Accountants, in each case as at the date of this Agreement.

8.10            A release, waiver, compromise or other arrangement which the Buyers agree to or make in relation to one of the Sellers in connection with this agreement or the Tax Deed shall not affect the rights of the Buyers as regards the other Sellers.

8.11            The aggregate liability of the Sellers in respect of all claims under this agreement or the Tax Deed shall not exceed a sum equal to the Consideration.

9                 Warranties by the Buyers

                   The Buyers warrant to the Sellers that:

9.1              the respective Buyers are validly existing companies and duly incorporated under the laws of their respective jurisdiction;

9.2              the respective Buyers have the legal right and full power and authority to enter into and perform this agreement;

9.3              the Agreement will, when executed, constitute valid and binding obligations on the Buyers in accordance with their respective terms; and

9.4              the Buyers have taken all corporate action required by them to authorise entry and performance if their respective obligations under this agreement.

10               Assignment and succession

10.1            This agreement is personal to the parties to it. Accordingly, save as provided in clause 10.2, none of the parties hereto may, without the prior written consent of the other parties hereto, assign, hold on trust or otherwise transfer the benefit of all or any of the other’s obligation under this agreement, or any benefit arising under or out of this agreement.

10.2            The respective Buyers shall be entitled to assign their rights under this agreement and the Tax Deed to the sources financing the transaction, or to Associates of the Buyers, provided that the assignee shall not be entitled to receive any greater amount from the Sellers in exercising its rights under this agreement or the Tax Deed than that to which the Buyers would have been entitled in the absence of any such assignment and provided further that, where the assignment is to an Associate, where any such Associate will cease to be an Associate of the Buyers, the Buyers shall procure that, before it so ceases to be an Associate, the assignee shall assign the rights back to the Buyers or to another Associate of the Buyers.  Without limitation to the foregoing, any bank, financial institution or person (or any administrative receiver appointed by any of the foregoing or any other person appointed to enforce any such security to whom rights are assigned) may charge or assign such rights on, for the purpose of or in connection with, any enforcement of the security under such finance arrangements.

10.3            This agreement binds each party’s successors and permitted assigns and personal representatives (as the case may be).

11               Post-termination provisions

11.1            To assure to the Buyers the full benefit of the business and goodwill of the Company, each of the Sellers undertakes by way of further consideration for the obligations of the Buyers under this agreement, as separate and independent agreements, that each Seller will not without the Buyers’ prior written consent:

11.1.1                  disclose to another person, or itself or himself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, information concerning the businesses, accounts or finances of the Company, or its clients’ or customers’ transactions or affairs, of which he has knowledge; or

11.1.2                  for three years after Closing, in relation to a business which is substantially the same as or in competition with a business of the Company, either on his own account or for another person, for the purpose of obtaining business, orders or custom, directly or indirectly, solicit, interfere with or endeavour to entice away from the Company a person who, to its or his knowledge, is, or has during the one year preceding Closing has been, a client or customer of or supplier to or in the habit of dealing with any Company and with whom the relevant Seller has had contact or dealings; or

11.1.3                  for three years after Closing, in relation to a business which is substantially the same as or in competition with a business of the Company in which the Seller was involved, either on its or his own account or for another person, directly or indirectly, supply goods or services to a person who, to its or his knowledge, at the time of Closing has, or has during the one year preceding Closing been, a client or customer of or supplier to or in the habit of dealing with any Company and with whom the relevant Seller has had contact or dealings; or

11.1.4                  for three years after Closing, in relation to a business which is substantially the same as or in competition with a business of the Company in which it or he was involved, either on its or his own account or for another person, directly or indirectly, offer employment to or employ or offer or conclude any contract for services with any employee of the Company earning over £45,000 per annum who has during the one year preceding Closing been employed by a Company and with whom the relevant Seller has had contact or dealings; or

11.1.5                  for three years after Closing, either alone or jointly with, or as principal, director, manager, consultant, agent for or employee of, another person, directly or indirectly carry on or be engaged, concerned or interested in:

11.1.5.1	another business similar to a business carried on by any Company and with which the relevant Seller has been involved; or

11.1.5.2                                    without prejudice to the generality of the foregoing, any business relating to the design,  development, manufacture or supply of any of the following:

(a)           FOBTs, jackpot machines or amusement with prize terminals;

(b)           other forms of gaming machines that can or could be purchased by UK betting shops;

(c)           monitor game systems, terminals, games and services;

(d)           fixed odds sports betting systems, terminals, games and services to such operators;

(e)           online lottery systems, terminals, games and services;

(f)            video lottery systems, terminals, games and services; or

(g)           betting or gaming machine terminals, systems, games and services (including online gaming or remote access gaming via the internet or any other form of remote communication) whether such betting or gaming consists of chance, skill or a mixture of chance and skill; or

11.1.6                  for three years after Closing, directly or indirectly carry on a business activity under a name which is the same as, or similar to, the name of any Company or a name used for business purposes by any Company; or

11.1.7                  at any time after Closing, maliciously make adverse comments acting in bad faith in relation to any Buyer, the Companies or their respective businesses or employees.

11.2            The Sellers agree that the covenants and undertakings contained in clause 11.1 are reasonable and are entered into for the purpose of protecting the goodwill, confidential information and trade connections of the business of the Company.

Accordingly the benefit of the covenants and undertakings may be assigned by the Buyers and their successors in title without the consent of the Sellers.

11.3            Each undertaking contained in clause 11.1 shall be construed as a separate undertaking.  If one or more of them is held to be against the public interest or unlawful or an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Sellers.

12               Announcements

Except as required by law or the rules of any recognised stock exchange or regulatory body, no announcement or statement shall be made in relation to this agreement or another of the parties to this agreement, except for the announcement or otherwise as specifically agreed between the parties.  An announcement by the Sellers shall, to the extent legally permissible, in any event be issued only after prior consultation with the Buyers.

13               Information and further assurance

13.1            Except as required by law, any regulatory body or governmental authority, the Sellers and the Buyers shall keep confidential this agreement and its terms and conditions and shall not disclose the same to any third party without the prior written consent of the other party.

13.2            The Sellers shall use all reasonable endeavours to procure that the Buyers, their respective agents, representatives, accountants and solicitors are given promptly on request prior to Closing all such facilities, information and access to books and records regarding the business, assets, liabilities, contracts and affairs of the Companies, and of the documents of title, other evidence of ownership of its assets as the Buyers may require.

13.3            Following Closing the Sellers shall maintain, preserve and safeguard their own books and records (including those books and records relating to finance and operations) regarding transactions and arrangements with the Companies and shall procure that the Buyers and their agents and representatives are given full access to such books and records for the period of seven years following the date of Closing.

13.4            The Sellers will at the Buyers’ expense and following a request by the Buyers:

13.4.1                  execute any document and do any thing; and

13.4.2                  use reasonable endeavours to procure that a third party executes any document and does any thing,

reasonably necessary to give the Buyers the full benefit of this agreement and to perfect the transaction intended to be effected pursuant to this agreement (including all registrations or filings necessary or desirable to give effect to the share transfers set out at clause 6.2.3.4 above) and for the purpose of vesting in the Buyers the full benefit of the assets, rights and benefits intended to be transferred to the Buyers under this agreement including, for the avoidance of doubt, any Intellectual Property Rights used in the conduct of the business of the Group.

14               Remedies and Waiver

14.1            The rights of the Buyers in respect of a breach of this agreement or any agreement entered into pursuant hereto or in connection herewith (including for the avoidance of doubt, the Tax Deed) shall not be affected by Closing, by any investigation made by them or on their behalf into the affairs of the Company, by their rescinding, or failing to rescind, this agreement or any agreement entered into pursuant hereto or in connection with (including for the avoidance of doubt, the Tax Deed), or failing to exercise, or delaying in exercising, a right or remedy, or by anything else, except a specific authorised written waiver or release.  A single or partial exercise of a right or remedy provided by this agreement or any agreement entered into pursuant hereto or in connection herewith (including for the avoidance of doubt, the Tax Deed) or by law does not prevent its further exercise or the exercise of another right or remedy.

14.2            No delay or omissions by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall affect the right, power or remedy or operate as a waiver thereof.

14.3            Waiver by the Buyers of a breach of a term of this agreement or any agreement entered into pursuant hereto (including for the avoidance of doubt, the Tax Deed), or of a default under the same, does not constitute a waiver of another breach or default nor affect the other terms of such agreement.

14.4            The rights and remedies provided in this agreement or any agreement entered into pursuant hereto, or in connection herewith (including, for the avoidance of doubt,

the Tax Deed) are cumulative and not exclusive of any other rights or remedies pursuant thereto.

14.5            The Buyers shall only be entitled to recover once in respect of the same loss under this agreement, the Service Agreements and the Tax Deed.

15               Contracts (Rights of Third Parties) Act 1999

15.1            Save in respect of Tote and then only as set out in clause 23, it is not intended that a third party should have the right to enforce a provision of this agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

15.2            The parties may rescind or vary this agreement without the consent of a third party to whom an express right to enforce any of its terms has been provided.

16               Costs

16.1            Expenses incurred by or on behalf of the parties, including the fees of agents and advisers employed in connection with the negotiation, preparation or execution of this agreement, shall be borne by the party who incurred the liability and none of such expenses shall be payable by the Company unless and to the extent such expenses and fees have been specifically provided for in the Closing Accounts.

16.2            The Buyers shall bear all stamp duty and other documentary or transaction duties and any other transfer taxes arising as a result or in consequence of this agreement or of its implementation.

17               Termination

17.1            The provisions of clauses 12, 13.1 and 24 and any other provisions which expressly or by implication are necessary for the enforcement or interpretation of this agreement shall survive termination.

18               Invalidity

18.1            Subject to clauses 18.2 and 18.3, if a provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

18.2            If a provision of this agreement is, or but for this clause would be, held to be illegal or unenforceable, in whole or part, but would be legal and enforceable if the period of application or geographical application were reduced or if part of the provision were deleted, the provision shall apply with the minimum modification necessary to make it legal and enforceable.

18.3            If a provision of this agreement is held to be illegal or unenforceable, in whole or in part, and clause 18.2 cannot be used to make it legal and enforceable, the Buyers may require the Sellers to enter into a new agreement or deed under which the Sellers undertake in the terms of the original provision, but subject to such amendments as the Buyers specify in order to make the provision legal and enforceable.  The Sellers will not be obliged to enter into a new agreement or deed that would increase their liability beyond that contained in this agreement, had all its provisions been legal and enforceable.

19               Counterparts

19.1            This agreement may be executed in a number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

19.2            Each counterpart, when executed, shall be an original, but all the counterparts together constitute the same document.

20               Joint and several liability

20.1            Subject to the provisions of sub-clause 20.2, the respective obligations entered into in this agreement and the Tax Deed by the Sellers and the Buyers are entered into jointly and severally.

20.2            The liability of each of Stephen Frater and Jeffery Nash under this agreement and the Tax Deed shall be several only and shall be limited to the amount received by each of them respectively under this agreement.

20.3            The Buyers may wholly or partly release or compromise, or grant time or other indulgence in respect of, the liability of one of the Sellers without affecting its rights against the other Seller or any other person.

20.4            The Sellers may wholly or partly release or compromise, or grant time or other indulgence in respect of, the liability of one of the Buyers without affecting its rights against the other Buyer or any other person.

21               Communications

21.1            All communications between the parties with respect to this agreement shall be in writing and shall:

21.1.1                  be delivered by hand, or sent by first class prepaid post (or airmail if sent outside Great Britain) to, the address of the addressee as set out in this agreement or to another address in Europe or the United States which the addressee notifies for the purpose of this clause; or

21.1.2                  be sent by fax to the fax number stated below or as notified for the purpose of this clause.

21.2            In the absence of evidence of earlier receipt, communications shall be deemed to have been received as follows:

21.2.1                  (if sent by post within Great Britain) two Business Days after posting;

21.2.2                  (if sent by post outside Great Britain) five Business Days after posting;

21.2.3                  (if delivered by hand) on the day of delivery, if delivered at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day;

21.2.4                  (if sent by fax)  at the time of transmission, if received at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day.

21.3            For the purposes of this clause 21, “business hours” means between the hours of 10.00 and 18.00 inclusive, London time.

21.4            In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and stamped and placed in the post or that the fax transmission was transmitted to the specified number and a confirmatory transmission report received.

21.5            A communication to the Sellers which is delivered or sent in accordance with clause 21.1 to the Guarantor, or to the Sellers’ Solicitors (or such other professional adviser as is notified by the Sellers to the Buyers), shall be deemed to have been sent to each Seller.  Communications addressed to the Buyers shall be marked for the attention of Marty Schloss and Ira Raphaelson.

21.6            Until the Buyers have received notice in writing of the grant of probate of the will or letters of administration of the estate of any of the Guarantor, Stephen Frater or Jeffery Nash a communication given in accordance with clause 21.1 shall be as effective as if that person were still living.

21.7            The fax numbers referred to in clause 21.1 are:

for the Sellers:                   +44 207939 9972

for the Buyers:                  001-212-754-2372

21.8            Any approval, consent, expression of opinion, direction or the like which may be given by the Buyers under this agreement may be given by any director from time to time of Scientific Games International Holdings Limited for and on behalf of all the Buyers and, if given by such director, shall be deemed to have been given on behalf of all the Buyers.

21.9            Any approval, consent, expression of opinion, direction or the like which may be given by the Sellers under this agreement may be given by the Guarantor for and on behalf of both of all of the Sellers and, if given by the Guarantor, shall be deemed to have been given on behalf of all of the Sellers.

22               Sellers’ Guarantee

22.1            In consideration of the entry of the Buyers into this agreement, the Guarantor irrevocably and unconditionally as primary obligor undertakes and guarantees to the Buyers on demand the performance by the Sellers and all counterparties to any document to be executed in favour of, or with, the Buyers or a member of the Group in connection with this agreement and relating to shares of any of the Companies, or intellectual property rights or the Properties (the “Obligors”) of all their obligations under this agreement or the other documents to be executed in connection with it, including, without limitation, the due and punctual payment of all sums now or subsequently payable by the Obligors to the Buyers under this agreement or the other documents to be executed in connection with it.

22.2            The Guarantor shall indemnify the Buyers on demand against losses and expenses which the Buyers suffer by reason of a default by the Obligors in the performance of its obligations under this agreement or the other documents to be executed in connection with it and compensate the Buyers for all resulting loss and damage.

22.3            If an Obligor defaults in the performance of its obligations under this agreement or the other documents to be executed in connection with it, the Guarantor shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on the Buyers as it would have received if the Obligor had duly performed that obligation.

22.4            The obligations and liabilities of the Guarantor in this clause are continuing obligations and liabilities which shall remain in force until the obligations of the Obligors under this agreement and the other documents to be executed in connection with it have been performed.

22.5            The obligations of the Guarantor under this clause shall not be affected by anything which, but for this clause, might operate to release or otherwise exonerate it from or affect its obligations.  In particular (but without limitation) none of the following shall affect the obligations of the Guarantor:

22.5.1                  time, indulgence, waiver or consent given at any time to an Obligor or another person;

22.5.2                  a compromise or release of or abstention from perfecting or enforcing any rights or remedies against an Obligor or another person;

22.5.3                  a legal limitation, disability, incapacity or other circumstances relating to an Obligor or another person;

22.5.4                  an amendment to or variation of the terms of this agreement or another document referred to in this agreement;

22.5.5                  an irregularity, unenforceability or invalidity of the obligations of a party to this agreement; and

22.5.6                  the dissolution, amalgamation, reconstruction or insolvency of an Obligor.

22.6            The obligations and liabilities contained in this clause may be enforced without the Buyers first taking any action against an Obligor.

22.7            The Buyers may make one or more demands under this clause.

23               Buyers’ Guarantee

23.1            SGC unconditionally and irrevocably undertakes and guarantees to the Sellers on demand the performance by the Buyers and all Subsidiary Undertakings of SGC under any document to be executed in favour of, or with, the Sellers or a member of the Group in connection with this agreement and relating to shares of any of the Companies, or intellectual property rights or the Properties of all their obligations under this agreement or the other documents to be executed in connection with it, including, without limitation, the due and punctual payment of all sums now or subsequently payable by the Buyers to the Sellers under this agreement or the other documents to be executed in connection with it.

23.2            SGC unconditionally and irrevocably undertakes and guarantees to Tote on demand the performance by and obligations of Global Draw under a letter agreement dated 21 July 2005 between Tote and Global Draw (as amended or varied from time to time) (the “Tote Contract”) including, without limitation, the due and punctual payment of all sums now or subsequently payable by Global Draw to Tote under the Tote Contract.

23.3            SGC shall indemnify the Sellers on demand against losses and expenses which the Sellers suffer by reason of a default by the Buyers in the performance of any of their obligations under this agreement or the other documents to be executed in connection with it (or a default by Global Draw in its obligations under the Tote Contract) and compensate the Sellers (or Tote, as the case may be) for all resulting loss and damage.

23.4            If a Buyer defaults in the performance of its obligations under this agreement or the other documents to be executed in connection with it (or if Global Draw defaults under the Tote Contract), SGC shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on the Sellers (or Tote) as it would have received if the Buyers (or Global Draw) had duly performed that obligation.

23.5            The obligations and liabilities of SGC in this clause are continuing obligations and liabilities which shall remain in force until the obligations of the Buyers (or Tote) under this agreement and the other documents to be executed in connection with it (or the Tote Contract) have been performed.

23.6            The obligations of SGC under this clause shall not be affected by anything which, but for this clause, might operate to release or otherwise exonerate it from or affect its obligations.  In particular (but without limitation) none of the following shall affect the obligations of the SGC:

23.6.1                  time, indulgence, waiver or consent given at any time to a Buyer or another person;

23.6.2                  a compromise or release of or abstention from perfecting or enforcing any rights or remedies against a Buyer or another person;

23.6.3                  a legal limitation, disability, incapacity or other circumstances relating to a Buyer or another person;

23.6.4                  an amendment to or variation of the terms of this agreement or another document referred to in this agreement or the Tote Contract;

23.6.5                  an irregularity, unenforceability or invalidity of the obligations of a party to this agreement or the Tote Contract; and

23.6.6                  the dissolution, amalgamation, reconstruction or insolvency of a Buyer (or Global Draw, in the case of the Tote Contract).

23.7            The obligations and liabilities contained in this clause may be enforced without the Sellers first taking any action against a Buyer or Tote taking any action against Global Draw.

23.8            The Sellers (or Tote, in the case of the Tote Contract) may make one or more demands under this clause.

24               Proper law and agent for process

24.1            This agreement shall be governed by and construed in accordance with English law and the parties submit any dispute which may arise out of, under, or in connection with this Agreement to the non-exclusive jurisdiction of the English courts.

24.2            The Sellers shall at all times maintain in England an agent for service of process and any other documents in any proceedings in connection with this agreement.  Any claim form, judgment or other notice of legal process shall be sufficiently served on the Sellers if delivered to such agent at its address for the time being.  The Sellers irrevocably undertake not to revoke the authority of the above agent and, if, for any reason, the Buyers request the Sellers to do so it shall promptly appoint another such agent with an address in England and advise the Buyers.  If, following such a request, the Sellers fail to appoint another agent, the Buyers shall be entitled to appoint one on behalf of the Sellers at the expense of the Sellers.

25               Entire Agreement

25.1            This agreement, the Tax Deed and the Disclosure Letter set out the entire agreement between the parties to this agreement and those documents in respect of the transactions contemplated by this agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this agreement.

25.2            The Buyers and Sellers each acknowledge that they have not been induced into this agreement by any representation, warranty or undertaking not expressly incorporated into it.

25.3            So far as permitted by law, and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any warranty, representation or undertaking given in connection with this agreement shall be for breach of the terms of this agreement to the exclusion of all other rights or remedies (including those in tort or arising under statutes).

26               Adjustment to Consideration

Any payments by any of the Sellers to any of the Buyers, or any of the Buyers to any of the Sellers, in each case either under this agreement or an agreement entered into pursuant hereto, or in connection herewith (including, for the avoidance of doubt, the Tax Deed), shall be treated, to the extent possible, as an adjustment to the consideration for the sale of the Shares under this agreement.

27               Trustee Sellers

27.1            Each of the Trustee Sellers undertakes:

27.1.1                  not to retire as a trustee of Warero Privatstiftung without ensuring that, following that retirement, at least two trustees remain; and

27.1.2                  not to agree to the appointment of a new or additional trustee of Warero Privatstiftung unless the new or additional trustee has executed a deed in favour of the Buyers, in such form as is acceptable to the Buyers, to be bound by the provisions of this agreement and the Tax Deed subsequently to be performed or observed and relating to the Trustee Sellers, as if he had been named as a Trustee Seller in this agreement and the Tax Deed.

Signed by the duly authorised representatives of the parties on the date of this agreement

Signed as a deed by Scientific Games Corporation acting by:	) ) )

Signed as a deed by Scientific Games International Holdings Limited acting by Martin Schloss and Ian Bergell:	) ) )

Director

Director/Secretary

Signed as a deed by Scientific Games Beteiligungsgesellschaft GmbH acting by Martin Schloss:	) ) )

Signed as a deed by Walter Grubmueller in the presence of:	) )

Witness’s Signature:	)
)
Witness’s name (in capitals))
)
Witness’s address	)

Signed as a deed by Stephen George Frater in the presence of:	)
)

Witness’s Signature:	)
)
Witness’s name (in capitals))
)
Witness’s address	)

Signed as a deed by Jeffery Frederick Nash in the presence of:	) )

Witness’s Signature:	)
)
Witness’s name (in capitals))
)
Witness’s address	)

Signed as a deed by	)
Warero Privatstiftung, acting by:	)
)
Rodriguez de Grubmueller,	)
)
Mag. Romana Prinz and	)
)
Mag. Thomas Wladika	)